As filed with the Securities and Exchange Commission on September 25, 2014

Registration No. 333-145778

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

P.A.M. TRANSPORTATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	71-0633135
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

297 West Henri De Tonti Boulevard, Tontitown, Arkansas	72770
(Address of registrant’s principal executive offices)	(Zip Code)

P.A.M. TRANSPORTATION SERVICES, INC.

2006 STOCK OPTION PLAN

(Full title of the plan)

Daniel H. Cushman
President and Chief Executive Officer
P.A.M. Transportation Services, Inc.
297 West Henri De Tonti Boulevard

Tontitown, Arkansas 72770

Telephone: (479) 361-9111

(Name, address and telephone number, including area code, of agent for service)

Copy to:

C. Douglas Buford, Jr., Esq.
Courtney C. Crouch, III, Esq.

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
425 West Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201

Telephone: (501) 688-8822

Facsimile: (501) 918-7822

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “accelerated filer”, “large accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-145778) filed by P.A.M. Transportation Services, Inc. (the “Company”) on August 29, 2007, is filed in order to deregister securities remaining under such registration statement.

On August 29, 2007, the Company filed a registration statement on Form S-8 (File No. 333-145778) to register an aggregate of 750,000 shares of common stock issuable under the Company’s 2006 Stock Option Plan (the “2006 Plan”).  On March 13, 2014, the Company’s Board of Directors adopted, and on May 29, 2014, the Company’s stockholders approved the adoption of the 2014 Amended and Restated Stock Option and Incentive Plan (the “Plan”) that replaced and superseded the 2006 Plan.

As of the date the Plan was adopted by the Company’s Board of Directors (the “Adoption Date”), no additional awards have been or will be made under the 2006 Plan and, therefore, the shares of common stock that were available for grant under the 2006 Plan as of the Adoption Date but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the 2006 Plan but instead will be available for awards under the Plan.  In addition, the Plan provides, among other things, that if any awards (i) expire or otherwise terminate, in whole or in part, without having been exercised or redeemed in full, (ii) are reacquired by the Company prior to vesting, (iii) are repurchased at cost by the Company prior to vesting or (iv) are redeemed by payment in cash rather than shares of common stock, the shares of common stock under such award will revert to and again become available for issuance under the Plan. As of the date of this Post-Effective Amendment No. 1, there are an aggregate of 120,089 shares of common stock issuable pursuant to awards granted under the 2006 Plan that are outstanding (such shares, the “Outstanding Award Shares”) and an aggregate of 362,976 Remaining Shares (all such shares are collectively referred to as the “Carried Forward Shares”).

This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares.  The Company is concurrently filing a separate registration statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under either the 2006 Plan or the Plan, that the Remaining Shares may be issued under the Plan and to carry over the filing fees for the Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the 2006 Plan or the Plan and the Remaining Shares may be issued under the Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statement on Form S-8 (File No. 333-145778), filed for the 2006 Plan, to the registration statement on Form S-8 filed for the 2006 Plan and the Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tontitown, State of Arkansas, on September 25, 2014.

P.A.M. TRANSPORTATION SERVICES, INC.

By:	/s/ Daniel H. Cushman
Daniel H. Cushman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel H. Cushman and Allen W. West, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: September 25, 2014	By:	/s/ Frederick P. Calderone
FREDERICK P. CALDERONE, Director

Dated: September 25, 2014	By:	/s/ Daniel H. Cushman
DANIEL H. CUSHMAN
President and Chief Executive Officer, Director
(principal executive officer)

Dated: September 25, 2014	By:	/s/ W. Scott Davis
W. SCOTT DAVIS, Director

Dated: September 25, 2014	By:	/s/ Norman E. Harned
NORMAN E. HARNED, Director

Dated: September 25, 2014	By:	/s/ Franklin McLarty
FRANKLIN MCLARTY, Director

Dated: September 25, 2014	By:	/s/ Manuel J. Moroun
MANUEL J. MOROUN, Director

Dated: September 25, 2014	By:	/s/ Matthew T. Moroun
MATTHEW T. MOROUN, Chairman of the Board

Dated: September 25, 2014	By:	/s/ Daniel C. Sullivan
DANIEL C. SULLIVAN, Director

Dated: September 25, 2014	By:	/s/ Allen W. West
ALLEN W. WEST
Vice President-Finance, Chief Financial Officer, Secretary and Treasurer
(principal financial and accounting officer)

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